SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. )
Filed by the registrant ☑
Filed by a party other than the registrant ☐

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☐	Preliminary proxy statement.
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☐	Definitive proxy statement.
☑	Definitive additional materials.
☐	Soliciting material pursuant to Rule 14a-12
NORTHFIELD LABORATORIES INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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NORTHFIELD LABORATORIES INC.
1560 Sherman Avenue, Suite 1000
Evanston, Illinois 60201-4800
September 22, 2008
Dear Fellow Stockholder:
PROTECT YOUR INVESTMENT—VOTE “FOR” PROPOSAL FOUR.
The important Annual Meeting of Northfield Laboratories Inc. stockholders is less than two weeks away. Your Board of Directors recommends that stockholders vote FOR all the proposals on the agenda.
We would especially like to draw your attention to the importance of approving Proposal 4. As further described in our proxy statement, the bid price of shares of our common stock has fallen below the $1.00 minimum threshold for continued inclusion on the Nasdaq Global Market. If we do not regain compliance with the minimum bid price requirement prior to December 8, 2008, then Nasdaq will notify us that our securities will be delisted. We believe delisting would negatively impact the liquidity of our common stock, potentially increase the spread between the “bid” and “ask” prices quoted by market makers, and damage our access to equity capital to fund our future operations.
We believe that shareholder approval of the reverse stock split will help regain and maintain compliance with the Nasdaq listing requirements and improve the marketability and liquidity of our common stock. The proposed amendment to the Restated Certificate of Incorporation would allow our Board to determine the specific reverse stock split ratio within a range of between three and seven pre-reverse split shares for each post-reverse split share.
Your vote “FOR” PROPOSAL FOUR is extremely important. Approval of the proposal requires the affirmative vote of the holders of at least 80% of outstanding shares. If you do not vote, it will have the same effect as voting against the proposal. If you have already cast a vote against or if you abstained on Proposal 4, you can change your vote by simply voting FOR on the enclosed proxy card. Only your latest-dated proxy card counts. Please vote today by telephone, via the Internet, or by signing and returning the enclosed card in the postage-paid envelope provided.
Thank you for your support.
Very truly yours,
STEVEN A. GOULD, M.D.
Chairman and Chief Executive Officer

TIME IS SHORT AND YOUR VOTE IMPORTANT!
REMEMBER: You can vote your shares by telephone, or via the Internet.
Please follow the easy instructions on the enclosed proxy card.
If you have any questions, or need assistance in the last-minute voting of your shares, please call our proxy solicitor,
INNISFREE M&A INCORPORATED, TOLL-FREE, at 1-888-750-5834.